GLOBAL SELF STORAGE, INC.
2017 EQUITY INCENTIVE PLAN

TABLE OF CONTENTS

1.	Definitions	1
2.	Effective Date and Termination of Plan	4
3.	Administration of Plan	4
4.	Shares and Units Subject to the Plan	5
5.	Provisions Applicable to Share Options	6
6.	Provisions Applicable to Share Appreciation Rights	8
7.	Provisions Applicable to Restricted Shares	10
8.	Provisions Applicable to Restricted Share Units	11
9.	Provisions Applicable to Dividend Equivalent Rights	12
10.	Other Equity-Based Awards	13
11.	Performance Goals	13
12.	Tax Withholding	14
13.	Regulations and Approvals	15
14.	Interpretation and Amendments; Other Rules	15
15.	Changes in Capital Structure	16
16.	Miscellaneous	18

GLOBAL SELF STORAGE, INC.
2017 EQUITY INCENTIVE PLAN
Global Self Storage, Inc., a Maryland corporation, wishes to attract and retain qualified key employees, directors, officers, advisors, consultants, and other personnel and encourage their efforts to make the Company's business more successful whether directly or through its Subsidiaries or other affiliates. In furtherance thereof, the Global Self Storage, Inc. 2017 Equity Incentive Plan is designed to provide equity-based incentives to certain Eligible Persons. Awards under the Plan may be made to Eligible Persons in the form of Options, Share Appreciation Right, Restricted Shares, Restricted Share Units, Dividend Equivalent Rights, or other forms of equity-based compensation as determined in the discretion of the Board, the Committee, or other designee thereof.
1.	DEFINITIONS
Whenever used herein, the following terms shall have the meanings set forth below:
 "Award" except where referring to a particular category of grant under the Plan, shall include Incentive Share Options, Non-Qualified Share Options, or other Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Dividend Equivalent Rights, or other equity-based Awards as contemplated herein.
"Award Agreement" means a written agreement in a form approved by the Committee to be entered into between the Company and the Participant as provided in Section 3.
"Board" means the Board of Directors of the Company.
"Cause" means, unless otherwise provided in the Participant's Award Agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or its affiliates; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust, or unethical business conduct, or any crime involving the Company or its Subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation, or embezzlement; (v) a material breach of the Participant's employment agreement (if any) with the Company, its Subsidiaries, or any affiliate thereof; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant; (vii) any illegal act detrimental to the Company, its Subsidiaries, or any affiliate thereof; or (viii) repeated failure to devote substantially all of the Participant's business time and efforts to the Company, its Subsidiaries, or any affiliate thereof if required by the Participant's employment agreement; provided, however, that, if at any particular time the Participant is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, "Cause" shall at that time have such meaning as may be specified in such employment agreement.
"Change in Control" shall mean the happening of any of the following:
(a)
any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, its directors, officers, and employees, any entity controlling, controlled by, or under common control with the Company, any trustee, fiduciary, or other person or entity holding securities under any employee benefit plan or trust of the Company) or any such entity that is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company's then outstanding securities or (B) the then outstanding Shares (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change in Control be deemed to have occurred upon an initial public offering of the Common Shares under the Securities Act; or

(b)
any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the combined voting power of the securities of the corporation immediately prior to such consolidation or merger; or

(c)
there shall occur (A) any sale, lease, exchange, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by "persons" (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(d)
the members of the Board at the beginning of any consecutive 24-calendar-month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company's shareholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

"Code" means the Internal Revenue Code of 1986, as amended.
"Committee" means the Compensation Committee of the Board.
"Common Shares" means the shares of the Company which are common stock, par value $.01 per share, either currently existing or authorized hereafter.
"Company" means the Global Self Storage, Inc., a Maryland corporation.
 "Covered 162(m) Employee" means an employee who is a "covered employee" within the meaning of Section 162(m) of the Code.
"Disability" means, unless otherwise provided by the Committee in the Participant's Award Agreement, a disability which renders the Participant incapable of performing all of his or her material duties for a period of at least 180 consecutive or non-consecutive days during any consecutive twelve-month period.
"Dividend Equivalent Right" means a right awarded under Section 9 of the Plan to receive (or have credited) the equivalent value of dividends paid on Shares.
"Effective Date" means the date described in Section 2.
"Eligible Person" means a key employee, director, officer, advisor, consultant, or other full or part-time personnel of the Company and its Subsidiaries or other person expected to provide significant services (of a type expressly approved by the Committee as covered services for these purposes) to the Company or its Subsidiaries. The Committee may provide that employees of the Company's affiliates may be Eligible Persons, and may make such arrangements with the foregoing entities as it may consider appropriate, in light of tax and other considerations, in the case of grants directly or indirectly to such employees.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
 "Exercise Price" means the price per Share, determined by the Board or the Committee, at which an Option or Share Appreciation Right, as applicable, may be exercised, which shall not be less than 100% of the Fair Market Value of a Share on the day the Option or Stock Appreciation Right, as applicable, is granted or repriced.
"Fair Market Value" per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee, (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee, or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make such discretionary determinations where the Shares have not been traded for 10 trading days.
"Grantee" means an Eligible Person granted Restricted Shares, Restricted Share Units, Dividend Equivalent Rights or such other equity-based Awards as may be granted pursuant to Section 10.
"Incentive Share Option" means an "incentive stock option" within the meaning of Section 422(b) of the Code.
"Non-Qualified Share Option" means an Option which is not an Incentive Share Option.
"Option" means the right to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.
"Optionee" means an Eligible Person to whom an Option or Share Appreciation Right is granted, or the Successors of the Optionee, as the context so requires.
"Participant" means a Grantee or Optionee.
"Performance Criteria" means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals that will apply to a Qualified Performance-Based Award for a Participant for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to one or more of the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Shares, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, increases in revenue, net operating income (loss) or similar measure, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, shareholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share, rent growth, occupancy growth, objectively determinable expense management, capital deployment, development milestones, dividend coverage, or sales or market shares, any of which may be measured either in absolute terms, or on an incremental basis, on a per share basis, or based on results compared to results of a peer group, which may be determined in the discretion of the Committee.
"Performance Cycle" means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a Participant's right to and the payment of a performance-based Award.
"Performance Goals" means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle, which (i) must be based upon the Performance Criteria for any Qualified Performance-Based Award, and (ii) may be based on the Performance Criteria or any other performance objectives, as determined by the Committee, for Awards that are not Qualified Performance-Based Awards.
 "Plan" means the Company's 2017 Equity Incentive Plan, as set forth herein and as the same may from time to time be amended.
"Qualified Performance-Based Award" has the meaning set forth in Section 11.2 of the Plan.
"Restricted Shares" means an award of Shares that are subject to restrictions hereunder.
"Restricted Share Unit" means a right, pursuant to the Plan, of the Grantee to payment of the Restricted Share Unit Value.
"Restricted Share Unit Value," per Restricted Share Unit, means the Fair Market Value of a Share of Common Shares, or, if so provided by the Committee, such Fair Market Value to the extent in excess of a base value established by the Committee at the time of grant.
"Restricted Share Unit Vesting Date" means the date determined under Section 8.4(c)(i).
 "Retirement" means, unless otherwise provided by the Committee in the Participant's Award Agreement, the Termination of Service (other than for Cause) of a Participant on or after the Participant's attainment of age 65 or on or after the Participant's attainment of age 55 with five consecutive years of service with the Company and or its Subsidiaries or its affiliates.
"Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
"Securities Act" means the Securities Act of 1933, as amended.
"Settlement Date" means the date determined under Section 8.4(c)(i).
"Shares" means shares of beneficial interest of the Company.
"Share Appreciation Right" means an Award, pursuant to the Plan, entitling the Optionee to receive for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a combination of Shares and cash, or, in the discretion of the Committee, either Shares or solely in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Share Appreciation Right is being exercised over the aggregate Exercise Price, as determined as of the day the Share Appreciation Right is exercised.
"Specified Employee" has the meaning ascribed thereto in Section 409A, provided, however, that, as permitted in such final regulations, the Company's Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or the Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
"Subsidiary" means any corporation (other than the Company) that is a "subsidiary corporation" with respect to the Company under Section 424(f) of the Code.  In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any company that is a "parent corporation" with respect to the Company under Section 424(e) of the Code.
"Successor of the Optionee" means the legal representative of the estate of a deceased Optionee or the person or persons who shall acquire the right to exercise an Option or Share Appreciation Right, as applicable, by bequest or inheritance or by reason of the death of the Optionee.
"Termination of Service" means a Participant's termination of employment or other service, as applicable, with the Company and/or its Subsidiaries.
2.	EFFECTIVE DATE AND TERMINATION OF PLAN
The effective date (the "Effective Date") of the Plan is the date on which it is approved by the Board. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the earlier of the Effective Date; provided, however, that the Board may at any time prior to that date terminate the Plan.
3.	ADMINISTRATION OF PLAN
3.1. The Plan shall be administered by the Committee appointed by the Board. The Committee, upon and after such time as it is covered in Section 16 of the Exchange Act, shall consist of at least two individuals each of whom shall be a "nonemployee director" as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission ("Rule 16b-3") under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as "outside directors" for purposes of Section 162(m) of the Code; provided that no action taken by the Committee (including without limitation grants) shall be invalidated because any or all of the members of the Committee fails to satisfy the foregoing requirements of this sentence. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the entire Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. Notwithstanding the other foregoing provisions of this Section 3.1, any Award under the Plan to a person who is a member of the Committee shall be made and administered by the Board. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder and under the Award Agreements.
3.2. Subject to the provisions of the Plan, the Committee shall in its discretion as reflected by the terms of the Award Agreements or otherwise:  (i) authorize the granting of Awards to Eligible Persons; (ii) determine the eligibility of Eligible Persons to receive an Award; (iii) determine the number of Shares to be covered under any Award Agreement, considering the position and responsibilities of the Eligible Persons, the nature and value to the Company of the Eligible Person's present and potential contribution to the success of the Company whether directly or through its Subsidiaries and such other factors as the Committee may deem relevant; (iv) approve the form of Award Agreement; (v) determine the terms applicable to each Award, which may differ among individual Awards and Participants; (vi) accelerate at any time the exercisability or vesting of all or any portion of any Award; (vii) subject to the provisions of Section 5.3(a) or 6.3(a), as applicable, extend at any time the period in which Options or Share Appreciation Rights may be exercised; (viii) determine the extent to which the transferability of Shares issued or transferred pursuant to an Award is restricted; (ix) interpret the terms and provisions of the Plan and any Award; (x) make all determinations it deems advisable for the administration of the Plan; (xi) decide all disputes arising in connection with the Plan; and (xii) otherwise supervise the administration of the Plan.
3.3. Each Award Agreement shall contain such other terms, provisions, and conditions not inconsistent herewith as shall be determined by the Committee. In the event that any Award Agreement or other agreement hereunder provides (without regard to this sentence) for the obligation of the Company or any affiliate thereof to purchase or repurchase Shares from a Participant or any other person, then, notwithstanding the provisions of the Award Agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under governing state law. The Participant shall take whatever additional actions and execute whatever additional documents the Committee may, in its reasonable judgment, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.
4.	SHARES AND UNITS SUBJECT TO THE PLAN
4.1. 760,000 Shares are available for grants under this Plan, subject to adjustments as provided in Section 15, of which 760,000 Shares can be issued as Incentive Share Options. Shares distributed under the Plan may be treasury Shares or authorized but unissued Shares.
4.2. Any Shares that have been granted as Restricted Shares or that have been reserved for distribution in payment for Options, Share Appreciation Rights, Restricted Share Units, or other equity-based Awards will be subtracted from the Plan Share reserve as of the date of grant, but may be added back to such reserve in accordance with this Section 4.2:
(a)	Any Shares with respect to Awards that are later cancelled, expire, are forfeited, or lapse for any reason will again be made the subject of Awards under the Plan.
(b)
If any Restricted Share Units, Dividend Equivalent Rights, or other equity-based Awards under Section 10 are paid in cash (other than Stock Appreciation Rights), then the underlying Shares will again be made the subject of Awards under the Plan.

(c)
Awards granted in substitution, assumption, continuation, or adjustment of outstanding Awards pursuant to Section 15 will not count against the number of Shares remaining available for issuance under the Plan.

(d)
Subject to applicable law, stock exchange rules, and plan provisions, shares available under a shareholder-approved plan of an entity acquired by the Company (as adjusted) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company immediately before such acquisition and will not count against the number of Shares remaining available for issuance under the Plan.

(e)
Shares subject to Dividend Equivalent Rights, other than Dividend Equivalent Rights based directly on the dividends payable with respect to Shares subject to Options or Share Appreciation Rights, or the dividends payable on a number of Shares corresponding to the number of Restricted Share Units awarded, shall be subject to the limitation of Section 4.1.

4.3. The certificates, if any, for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any rights of first refusal or other restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.
5.	PROVISIONS APPLICABLE TO SHARE OPTIONS
5.1. Grant of Option. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement:  (i) determine and designate from time to time those Eligible Persons to whom Options are to be granted and the number of Shares to be optioned to each Eligible Person; (ii) determine whether to grant Options intended to be Incentive Share Options, or to grant Non-Qualified Share Options, or both (to the extent that any Option does not qualify as an Incentive Share Option, it shall constitute a separate Non-Qualified Share Option); provided that Incentive Share Options may only be granted to employees of the Company or its Subsidiaries; (iii) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; (iv) accelerate at any time the exercisability or vesting of all or any portion of any Option pursuant to the Award Agreement at the time of grant or thereafter; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.
5.2. Exercise Price. The Exercise Price shall be determined by the Committee on the date the Option is granted and reflected in the Award Agreement (as the same may be amended from time to time) and shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted. Subject to the foregoing, any particular Award Agreement may provide for different Exercise Prices for specified amounts of Shares subject to the Option.  Except as provided in Section 15, (i) the Exercise Price of an outstanding Option right may not be reduced, directly or indirectly by cancelation, regrant, or otherwise, without shareholder approval, and (ii) an outstanding Option with an Exercise Price in excess of the then Fair Market Value may not be cancelled for consideration payable in cash or equity securities of the Company without shareholder approval.
5.3. Period of Option and Vesting.
(a)
Unless earlier expired, forfeited, or otherwise terminated, each Option shall expire in its entirety upon the 10th anniversary of the date of grant or on such other date (which may be earlier, but not later) as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Share Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited, and terminate at such times and in such circumstances as otherwise provided hereunder, under the Award Agreement at the time of grant, or as determined thereafter by the Committee.

(b)
Each Option, to the extent that the Optionee has not had a Termination of Service and the Option has not otherwise lapsed, expired, terminated, or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, which may include Performance Goals.  Unless otherwise provided in the Award Agreement at the time of grant or as determined thereafter by the Committee, no Option (or portion thereof) shall ever be exercisable if the Optionee has a Termination of Service before the time at which such Option (or portion thereof) would otherwise have become exercisable, and any Option that would otherwise become exercisable after such Termination of Service shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 5.3(b), Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee's Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee's death, may be exercised by the Successors of the Optionee.

5.4. Exercisability Upon and After Termination of Service of Optionee.
(a)
Subject to provisions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, in the event the Optionee has a Termination of Service other than by the Company and/or its Subsidiaries for Cause, or other than by reason of death, Retirement, or Disability, no exercise of an Option may occur after the expiration of the three-month period to follow such termination, or if earlier, the expiration of the term of the Option as provided under Section 5.3(a); provided that, if the Optionee should die after the Termination of Service, such termination being for a reason other than Disability or Retirement, but while the Option is still in effect, the Option (if and to the extent otherwise exercisable by the Optionee at the time of death) may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3(a).

(b)
Subject to provisions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, in the event the Optionee has a Termination of Service on account of death or Disability or Retirement, the Option (if and to the extent otherwise exercisable by the Optionee at the time of the Termination of Service) may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3.

(c)
 Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement at the time of grant or determined thereafter by the Committee, if the Optionee has a Termination of Service by the Company for Cause, the Optionee's Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.

(d)
Any Option that is not exercisable at the time of the Termination of Service or is not exercised within the applicable time periods described in this Section 5.4 shall cease to be exercisable and shall be forfeited forthwith.

5.5.  Exercise of Options.
(a)
Subject to vesting, restrictions on exercisability, and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised in whole or in part, and payment in full of the Exercise Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

(b)
Without limiting the scope of the Committee's discretion hereunder, the Committee may impose such other restrictions on the exercise of Incentive Share Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

5.6. Payment.
(a)	The Exercise Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods:
(i)	Cash, a certified or bank cashier's check, or wire transfer;
(ii)	if approved by the Committee in its discretion, Shares of previously owned Common Shares having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price;
(iii)
if approved by the Committee in its discretion, by a "net exercise" arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company shall accept a cash or other payment from the Optionee to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole Shares to be issued; provided further, however, that Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that Shares are used to pay the Exercise Price pursuant to the "net exercise"; or

(iv)	by any combination of such methods of payment or any other method acceptable to the Committee in its discretion, including delivery of a promissory note in a form satisfactory to the Committee.
(b)
The Committee may provide that no Option may be exercised with respect to any fractional Share. Any fractional Shares resulting from an Optionee's exercise that is accepted by the Company shall in the discretion of the Committee be paid in cash.

5.7. Exercise for Cash. The Committee, in its discretion, may also permit the Optionee to elect to exercise an Option by receiving a combination of Shares and cash, or, in the discretion of the Committee, either Shares or solely in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Option is being exercised over the aggregate Exercise Price, as determined as of the day the Option is exercised.
5.8. Exercise by Successors. An Option may be exercised, and payment in full of the aggregate Exercise Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Exercise Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Company or the Committee, if and as applicable.
5.9. Nontransferability of Option. Each Option granted under the Plan shall be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death; provided, however, that the Committee may permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, (ii) does not cause any Option intended to be an Incentive Share Option to fail to be described in Section 422(b) of the Code, and (iii) is otherwise appropriate and desirable.
5.10. Deferral. The Committee may establish a program (taking into account, without limitation, the possible application of Section 409A of the Code, as the Committee may deem appropriate) under which Participants will have Restricted Share Units subject to Section 8 credited upon their exercise of Options, rather than receiving Shares at that time.
5.11. Certain Incentive Share Option Provisions.
(a)
The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Shares for which any Optionee may be awarded Incentive Share Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000.

(b)
If Shares acquired upon exercise of an Incentive Share Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or affiliate) is required to pay as a result of the disqualifying disposition.

(c)
The Exercise Price with respect to each Incentive Share Option shall not be less than 100%, or 110% in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), of the Fair Market Value of a Share on the day the Option is granted. In the case of an individual described in Section 422(b)(6) of the Code who is granted an Incentive Share Option, the term of such Option shall be no more than five years from the date of grant.

6.	PROVISIONS APPLICABLE TO SHARE APPRECIATION RIGHTS
6.1. Grant of Share Appreciation Rights.  Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement:  (i) determine and designate from time to time those Eligible Persons to whom Share Appreciation Rights are to be granted and the number of Shares subject to such Share Appreciation Rights for each Eligible Person; (ii) determine the time or times when and the manner and condition in which each Share Appreciation Right shall be exercisable and the duration of the exercise period; (iii) accelerate at any time the exercisability or vesting of all or any portion of any Share Appreciation Right pursuant to the Award Agreement at the time of grant or thereafter; and (iv) determine or impose other conditions to the grant or exercise of Share Appreciation Rights under the Plan as it may deem appropriate.  Share Appreciation Rights may be granted by the Committee independently of any Option granted pursuant to Section 5 of the Plan.
6.2. Exercise Price of Share Appreciation Rights.  The Exercise Price shall be determined by the Committee on the date the Share Appreciation Right is granted and reflected in the Award Agreement (as the same may be amended from time to time) and shall not be less than 100% of the Fair Market Value of a Share on the day the Share Appreciation Right is granted. Subject to the foregoing, any particular Award Agreement may provide for different Exercise Prices for specified amounts of Shares subject to the Share Appreciation Right.  Except as provided in Section 15, (i) the Exercise Price of an outstanding Share Appreciation Right may not be reduced, directly or indirectly by cancelation, regrant, or otherwise, without shareholder approval, and (ii) an outstanding Option with an Exercise Price in excess of the then Fair Market Value may not be cancelled for consideration payable in cash or equity securities of the Company without shareholder approval.
6.3. Period of Share Appreciation Right and Vesting.
(a)
Unless earlier expired, forfeited, or otherwise terminated, each Share Appreciation Right shall expire in its entirety upon the 10th anniversary of the date of grant or on such other date (which may be earlier, but not later) as is set forth in the applicable Award Agreement at the time of grant or as determined thereafter by the Committee.  The Share Appreciation Right shall also expire, be forfeited, and terminate at such times and in such circumstances as otherwise provided hereunder, under the Award Agreement at the time of grant, or as determined thereafter by the Committee.

(b)
Each Share Appreciation Right, to the extent that the Optionee has not had a Termination of Service and the Share Appreciation Right has not otherwise lapsed, expired, terminated, or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, which may include Performance Goals.  Unless otherwise provided in the Award Agreement at the time of grant or determined thereafter by the Committee, no Share Appreciation Right (or portion thereof) shall ever be exercisable if the Share Appreciation Right has a Termination of Service before the time at which such Share Appreciation Right (or portion thereof) would otherwise have become exercisable, and any Share Appreciation Right that would otherwise become exercisable after such Termination of Service shall not become exercisable and shall be forfeited upon such termination.  Notwithstanding the foregoing provisions of this Section 6.3(b), Share Appreciation Rights exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee.  Upon and after the death of an Optionee, such Optionee's Share Appreciation Right(s), if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee's death, may be exercised by the Successors of the Optionee.

6.4. Exercisability of Share Appreciation Rights Upon and After Termination of Service of Optionee.
(a)
Subject to provisions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, in the event the Optionee has a Termination of Service other than by the Company and/or its Subsidiaries for Cause, no exercise of a Share Appreciation Right may occur after the expiration of the three-month period to follow the termination, or if earlier, the expiration of the term of the Share Appreciation Right as provided under Section 6.3(a).

(b)
Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement at the time of grant or determined thereafter by the Committee, if the Optionee has a Termination of Service by the Company for Cause, the Optionee's Share Appreciation Rights, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.

(c)
Any Share Appreciation Right that is not exercisable at the time of the Termination of Service or is not exercised within the applicable time periods described in this Section 6.4 shall cease to be exercisable and shall be forfeited forthwith.

6.5. Exercise of Share Appreciation Rights.  Subject to vesting, restrictions on exercisability, and other restrictions provided for hereunder or otherwise imposed in accordance herewith, a Share Appreciation Right may be exercised in whole or in part by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares underlying the Share Appreciation Right that will be exercised.
6.6. Exercise by Successors.  A Share Appreciation Right may be exercised, and payment in full of the aggregate Exercise Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.
6.7. Nontransferability of Share Appreciation Right. Each Share Appreciation Right granted under the Plan shall be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death; provided, however, that the Committee may permit other transfers, where the Committee concludes that such transferability does not result in accelerated U.S. federal income taxation, and is otherwise appropriate and desirable.
6.8. Deferral. The Committee may establish a program (taking into account, without limitation, the possible application of Section 409A of the Code, as the Committee may deem appropriate) under which Participants will have Restricted Share Units subject to Section 8 credited upon their exercise of Share Appreciation Rights, rather than receiving Shares or a payment in cash at that time.
7.	PROVISIONS APPLICABLE TO RESTRICTED SHARES
7.1. Grant of Restricted Shares.
(a)
In connection with the grant of Restricted Shares, whether or not Performance Goals apply thereto, the Committee shall establish one or more vesting periods with respect to the Restricted Shares granted, the length of which shall be determined in the discretion of the Committee. Subject to the provisions of this Section 7, the applicable Award Agreement, the other provisions of the Plan, and achievement of Performance Goals (if applicable), restrictions on Restricted Shares shall lapse if the Grantee satisfies all applicable employment or other service requirements through the end of the applicable vesting period as determined in the discretion of the Committee or its designee.

(b)
Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement:  (i) authorize the granting of Restricted Shares to Eligible Persons; (ii) provide a specified purchase price for the Restricted Shares (whether or not the payment of a purchase price is required by any state law applicable to the Company, provided that no Shares shall be issued for consideration which is less than is required by any state law applicable); (iii) determine the restrictions applicable to Restricted Shares; (iv) accelerate at any time vesting of all or any portion of any Restricted Share pursuant to the Award Agreement at the time of grant or thereafter;  and (v) determine or impose other conditions, including any applicable Performance Goals, to the grant of Restricted Shares under the Plan as it may deem appropriate.

7.2. Certificates.
(a)
Restricted Shares awarded under the Plan shall be represented in such form as the Committee may from time to time prescribe. In the event the Committee authorizes the issuance of share certificates, each such certificate shall be registered in the name of the Grantee. Without limiting the generality of Section 4.4, the certificates for Restricted Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE GLOBAL SELF STORAGE, INC. 2017 EQUITY INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND GLOBAL SELF STORAGE, INC. COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICES OF GLOBAL SELF STORAGE, INC., AT 11 HANOVER SQUARE, NEW YORK, NY 10005.
(b)
The Committee shall require that any share certificates evidencing such Shares be held in custody by the Company until the restrictions hereunder shall have lapsed, and that, as a condition of any Award of Restricted Shares, the Grantee shall have delivered to the Company a share power, endorsed in blank, relating to the share covered by such Award. If and when such restrictions so lapse, the share certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 7.3 (and the share power shall be so delivered or shall be discarded).

7.3. Restrictions and Conditions. Unless otherwise provided by the Committee, the Restricted Shares awarded pursuant to the Plan shall be subject to the following restrictions and conditions:
(a)
Subject to the provisions of the Plan and the Award Agreements, during a period commencing with the date of such Award and ending on the date the period of forfeiture with respect to such Shares lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber, or assign Restricted Shares awarded under the Plan (or have such Shares attached or garnished). Subject to the provisions of the Award Agreements and clauses (c) and (d) below, the period of forfeiture with respect to Shares granted hereunder shall lapse as provided in the applicable Award Agreement. Notwithstanding the foregoing, unless otherwise expressly provided by the Committee, the period of forfeiture with respect to such Shares shall only lapse as to whole Shares.

(b)
Except as provided in the foregoing clause (a), below in this clause (b), or in Section 15, or otherwise provided in the Award Agreement, the Grantee shall have, in respect of the Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the Shares, and, except as provided below, the right to receive any cash dividends. Certificates for Shares (not subject to restrictions hereunder), if any, shall be delivered to the Grantee or his or her designee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Restricted Shares.

(c)
Except if otherwise provided in the applicable Award Agreement at the time of grant or as determined thereafter by the Committee, if the Grantee has a Termination of Service for any reason, during the applicable period of forfeiture, then (i) all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee, and (ii) the Company shall pay to the Grantee as soon as practicable (and in no event more than 30 days) after such termination an amount equal to the lesser of (x) the amount paid by the Grantee (if any) for such forfeited Restricted Shares as contemplated by Section 7.1, and (y) the Fair Market Value on the date of termination of the forfeited Restricted Shares.

8.	PROVISIONS APPLICABLE TO RESTRICTED SHARE UNITS
8.1. Grant of Restricted Share Units. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement:  (i) authorize the granting of Restricted Share Units to Eligible Persons; (ii) accelerate at any time vesting of all or any portion of any Restricted Share Unit pursuant to the Award Agreement at the time of grant or thereafter; and (iii) determine or impose other conditions to the grant of Restricted Share Units under the Plan as it may deem appropriate, including whether Performance Goals (as provided for under Section 11) apply thereto.
8.2. Term. The Committee may provide in an Award Agreement that any particular Restricted Share Unit shall expire at the end of a specified term.
8.3. Vesting. Restricted Share Units shall vest as provided in the applicable Award Agreement.
8.4. Settlement of Restricted Share Units.
(a)
Each vested and outstanding Restricted Share Unit shall be settled by the transfer to the Grantee of one Share; provided that, at the time of grant or thereafter, the Committee may provide that a Restricted Share Unit may be settled in (i) cash at the applicable Restricted Share Unit Value, (ii) cash or by transfer of Shares as elected by the Grantee in accordance with procedures established by the Committee, or (iii) cash or by transfer of Shares as elected by the Company.

(b)	Restricted Share Units shall be settled with a single payment or transfer by the Company on the Settlement Date.
(c)
 Unless otherwise provided in the applicable Award Agreement, the "Settlement Date" with respect to a Restricted Share Unit is as soon as practicable after (but not later than the first day of the month to follow) the Restricted Share Unit Vesting Date. The "Restricted Share Unit Vesting Date" is the date on which the Restricted Share Unit vests.

8.5.  Other Restricted Share Unit Provisions.
(a)
Rights to payments with respect to Restricted Share Units granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to payments or other benefits payable hereunder, shall be void.

(b)
A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee's death, payments hereunder shall be made to the Grantee's estate. If a Grantee with a vested Restricted Share Unit dies, such Restricted Share Unit shall be settled and the Restricted Share Unit Value in respect of such Restricted Share Units paid shall be accelerated and paid.

(c)
The Committee may establish a program (taking into account, without limitation, the possible application of Section 409A of the Code, as the Committee may deem appropriate) under which distributions with respect to Restricted Share Units may be deferred. Such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Committee, provisions under which Participants may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.

(d)	Notwithstanding any other provision of this Section 8, any fractional Restricted Share Unit will be paid out in cash at the Restricted Share Unit Value as of the Restricted Share Unit Vesting Date.
(e)
No Restricted Share Unit shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Except as may be provided in accordance with Section 9, no provision of the Plan shall be interpreted to confer upon any Grantee any voting, dividend or derivative, or other similar rights with respect to any Restricted Share Unit.

9.	PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS
9.1. Grant of Dividend Equivalent Rights. Subject to the other terms of the Plan, the Committee may, in its discretion, authorize the granting of Dividend Equivalent Rights to Eligible Persons based on the regular cash dividends declared on Common Shares, to be credited as of the dividend payment dates, during the period between the date a Dividend Equivalent Right is granted, and the date such a Dividend Equivalent Right vests or expires, as determined by the Committee. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitation as may be determined by the Committee. With respect to Dividend Equivalent Rights granted with respect to Options or Share Appreciation Rights, such Dividend Equivalent Rights shall be payable regardless of whether such Option or Share Appreciation Right, as applicable, is exercised. If a Dividend Equivalent Right is granted in respect of another Award hereunder, then, unless otherwise stated in the Award Agreement, in no event shall the Dividend Equivalent Right be in effect for a period beyond the time during which the applicable portion of the underlying Award is in effect.
9.2. Certain Terms.
(a)	The term of a Dividend Equivalent Right shall be set by the Committee in its discretion.
(b)	Unless otherwise determined by the Committee, except as contemplated by Section 9.4, a Dividend Equivalent Right is payable only while the Participant is an Eligible Person.
(c)	Payment of the amount determined in accordance with Section 9.1 shall be in cash, in Common Shares, or a combination of the both, as determined by the Committee.
(d)	The Committee may impose such employment-related conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion.
(e)	A Dividend Equivalent Right granted with respect to a Qualified Performance-Based Award may not be payable unless and until the Performance Goals have been achieved.
9.3. Other Types of Dividend Equivalent Rights. The Committee may establish a program under which Dividend Equivalent Rights of a type whether or not described in the foregoing provisions of this Section 9 may be granted to Participants. For example, and without limitation, the Committee may grant a dividend equivalent right with respect to a Restricted Share Unit, which right would consist of the right (subject to Section 9.4) to receive a cash payment in an amount equal to the dividend distributions paid on a Share from time to time.
9.4. Deferral. The Committee may establish a program (taking into account, without limitation, the possible application of Section 409A of the Code, as the Committee may deem appropriate) under which Participants (i) will have Restricted Share Units credited, upon the granting of Dividend Equivalent Rights, or (ii) will have payments with respect to Dividend Equivalent Rights deferred. In the case of the foregoing clause (ii), such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Committee, provisions under which Participants may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.
10.	OTHER EQUITY-BASED AWARDS
The Board shall have the right to grant other Awards based upon the Common Shares having such terms and conditions as the Board may determine.
11.	PERFORMANCE GOALS
11.1. The Committee, in its discretion, (i) may establish one or more Performance Goals as a precondition to the issuance or vesting of Awards, and (ii) may provide, in connection with the establishment of the Performance Goals, for predetermined Awards to those Participants (who continue to meet all applicable eligibility requirements) with respect to whom the applicable Performance Goals are satisfied.  Except with respect to Qualified Performance-Based Awards, the Committee may determine that satisfaction of the Performance Goals will be in its discretion.
11.2. Performance-Based Awards to Covered 162(m) Employees.
(a)
In the case of any grant to a Covered 162(m) Employee intended to qualify as performance-based compensation under Section 162(m) of the Code (including, for these purposes, grants constituting performance-based compensation, as determined without regard to certain shareholder approval and disclosure requirements by virtue of an applicable transition rule) (a "Qualified Performance-Based Award"), the Committee shall define in a reasonably objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle and this Plan shall be interpreted and operated consistent with that intention. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or Participant.

(b)
The Committee may designate any Award as a Qualified Performance-Based Award upon grant, in each case based upon a determination that (i) the Grantee is or may be a Covered 162(m) Employee with respect to such Award, and (ii) the Committee wishes such Award to qualify as performance-based compensation under Section 162(m) of the Code. The provisions of this Section 11.2 shall apply to all such Qualified Performance-Based Awards, notwithstanding any other provision of this Plan other than Section 15.  Notwithstanding anything contained in this Section 11.2 to the contrary, Options and Share Appreciation Rights need not satisfy the specific Performance Criteria described in this Section 11.2 in order to qualify as performance-based compensation under Section 162(m) of the Code.

(c)
Each Qualified Performance-Based Award (other than an Option or Share Appreciation Right) shall be earned, vested, and payable (as applicable) only upon the achievement of one or more Performance Goals, which shall be based upon the Performance Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Grantee, and (ii) the provisions of Section 15 shall apply notwithstanding this sentence.

(d)
The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of a Participant (i) in the event of, or in anticipation of, a Change in Control or any unusual or extraordinary corporate item, transaction, event, or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(e)
With respect to each Qualified Performance-Based Award, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Qualified Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Qualified Performance-Based Awards to different Covered 162(m) Employees.

(f)
Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing or by resolution whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to calculate and certify in writing or by resolution the amount of the Qualified Performance-Based Award earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered 162(m) Employee's Qualified Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Qualified Performance-Based Award for a Covered 162(m) Employee if, in its sole judgment, such reduction or elimination is appropriate.

(g)
The maximum number of Shares payable to any one Covered 162(m) Employee under the Plan each year is one million Shares (subject to adjustment as provided in Section 15 hereof) or $10,000,000 in the case of Awards settled in cash.

12.	TAX WITHHOLDING
12.1.  In General. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require the Participant to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company's obligation to withhold federal, state, or local income or other taxes incurred by reason of (i) the exercise of any Option or Share Appreciation Right, (ii) the lapsing of any restrictions applicable to any Restricted Shares, (iii) the receipt of a distribution in respect of Restricted Share Units or Dividend Equivalent Rights, or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code).
12.2. Share Withholding.
(a)
Upon exercise of an Option or Share Appreciation Right, the Optionee may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the minimum required employer withholding liability for such withholding taxes. In the event that the Committee permits, and the Optionee makes, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option or Share Appreciation Right does not give rise to an obligation by the Company to withhold federal, state, or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

(b)
Upon lapsing of restrictions on Restricted Shares (or other income-recognition event), the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the minimum required employer withholding liability for such withholding taxes. In the event that the Committee permits, and the Grantee makes, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of the lapsing of restrictions (or other income-recognition event) sufficient to satisfy the applicable withholding taxes.

(c)
Upon the making of a distribution in respect of Restricted Share Units or Dividend Equivalent Rights, the Grantee may, if approved by the Committee in its discretion, make a written election to have amounts (which may include Shares) withheld by the Company from the distribution otherwise to be made, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the minimum required employer withholding liability for such withholding taxes. In the event that the Committee permits, and the Grantee makes, such an election, any Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of the distribution (or other income-recognition event) sufficient to satisfy the applicable withholding taxes.

(d)
Upon the occurrence of any other income-recognition event with respect to an Award granted under the Plan that occurs upon or concurrently with the issuance or vesting of, or lapsing of restrictions on, Common Shares, the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be issued, vested, or released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the minimum required employer withholding liability for the withholding taxes. In the event that the Committee permits, and the Grantee makes, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of such income-recognition event sufficient to satisfy the applicable withholding taxes.

(e)
For purposes of determining the number of Shares to be withheld or delivered to satisfy the applicable minimum required employer withholding taxes pursuant to this Section 12.2 of the Plan, the Fair Market Value of the Shares shall be calculated in the same manner as the Shares are valued for purposes of determining the amount of withholding taxes due.

12.3. Withholding Required. Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the Participant's satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide Shares to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option, Share Appreciation Right, Restricted Share, Restricted Share Units, Dividend Equivalent Right, or other Award shall be forfeited upon the failure of the Participant to satisfy such requirements with respect to, as applicable, (i) the exercise of the Option or Share Appreciation Right, (ii) the lapsing of restrictions on the Restricted Shares (or other income-recognition event), (iii) distributions in respect of any Restricted Share Unit or Dividend Equivalent Right, or (iv) any other income-recognition event with respect an Award granted under the Plan.
13.	REGULATIONS AND APPROVALS
13.1. The obligation of the Company to sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules, and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.
13.2. The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.
13.3. Each grant of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units (or issuance of Shares in respect thereof), or Dividend Equivalent Rights (or issuance of Shares in respect thereof), or other Award under Section 10 (or issuance of Shares in respect thereof), is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Dividend Equivalent Rights, other Awards, or other Shares, no payment shall be made, or Restricted Share Units or Shares issued or grant of Restricted Shares or other Award made, in whole or in part, unless listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions in a manner reasonably acceptable to the Committee.
13.4. In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.
13.5. Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any Award Agreement which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.
14.	INTERPRETATION AND AMENDMENTS; OTHER RULES
The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which Options, Share Appreciation Rights, Restricted Share Units or Shares (whether or not Restricted Shares), or Dividend Equivalent Rights shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation, or procedure, or as to any question, right, or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. The Board may amend the Plan as it shall deem advisable, except that no amendment may materially and adversely affect a Participant with respect to an Award previously granted without such Participant's consent unless such amendments are required in order to comply with applicable laws; provided, however, that the Plan may not be amended without shareholder approval in any case in which amendment in the absence of shareholder approval would cause the Plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.  Except as provided in Section 15, (i) the Exercise Price of an outstanding Option or Share Appreciation Right may not be reduced, directly, or indirectly by cancelation, regrant, or otherwise, without shareholder approval, and (ii) an outstanding Option or Share Appreciation Right with an Exercise Price in excess of the then Fair Market Value may not be cancelled for consideration payable in cash or equity securities of the Company without shareholder approval.  Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A, the Committee may adopt such amendment to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate, without the consent of the Participant, to (1) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (2) comply with the requirements of Section 409A.
15.	CHANGES IN CAPITAL STRUCTURE
15.1. If (i) the Company and/or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company and/or its Subsidiaries, or a transaction similar thereto, (ii) any share dividend, share split, reverse share split, share combination, reclassification, recapitalization, or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Shares other than cash dividends, shall occur, or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:
(a)
the Committee may appropriately adjust (i) the maximum aggregate number of Shares which may be made subject to Options (including Incentive Share Options), Share Appreciation Rights, and Dividend Equivalent Rights under the Plan, the maximum aggregate number and kind of Restricted Shares that may be granted under the Plan, and the maximum aggregate number of Restricted Share Units and other Awards which may be granted under the Plan; (ii) the maximum number of Options (including Incentive Share Options), Share Appreciation Rights, and Dividend Equivalent Rights that may be granted to an individual Participant under the Plan, the maximum number and kind of Restricted Shares that may be granted to an individual Participant under the Plan, and the maximum number of Restricted Share Units and other Awards which may be granted to an individual Participant under the Plan; and (iii) the number and kind of Shares or other securities subject to any then outstanding Awards under the Plan; and

(b)
the Committee may take any such action as in its discretion shall be necessary to maintain each Participants' rights hereunder (including under their Award Agreements) with respect to Options, Share Appreciation Rights, Restricted Share Units, and Dividend Equivalent Rights (and, as appropriate, other Awards under Section 10), so that they are substantially proportionate to the rights existing in such Options, Share Appreciation Rights, Restricted Share Units, and Dividend Equivalent Rights (and other Awards under Section 10) prior to such event, including, without limitation, adjustments in (i) the number of Options, Share Appreciation Rights, Restricted Share Units, and Dividend Equivalent Rights (and other Awards under Section 10) granted, (ii) the number and kind of shares or other property to be distributed in respect of Options, Share Appreciation Rights. Restricted Share Units, and Dividend Equivalent Rights (and other Awards under Section 10 as applicable), (iii) the Exercise Price and Restricted Share Unit Value, (iv) the repurchase price, if any, per Share subject to each outstanding Restricted Share, (v) the per-person limits under the Plan, and (vi) Performance Criteria established in connection with Awards; provided that, in the discretion of the Committee, the foregoing clause (vi) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 15.1 had the event related to the Company.

To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to all outstanding Awards, the number of Shares (or units) available under Section 4 shall be increased or decreased, as the case may be, proportionately, as may be determined by the Committee in its discretion.
15.2. Any Shares or other securities distributed to a Grantee with respect to Restricted Shares or otherwise issued in substitution of Restricted Shares shall be subject to the restrictions and requirements imposed by Section 7, including depositing the certificates (if any) therefor with the Company together with a share power and bearing a legend as provided in Section 7.2(a).
15.3. If the Company shall be consolidated or merged with another corporation or other entity, each Grantee who has received Restricted Shares that is then subject to restrictions imposed by Section 7.3(a) may be required to deposit with the successor corporation the certificates, if any, for the shares or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Shares in a manner consistent with Section 7.2(b), and such shares, securities, or other property shall become subject to the restrictions and requirements imposed by Section 7.3(a), and the certificates therefor or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 7.2(a).
15.4.  If a Change in Control shall occur, then the Committee may, in its sole discretion, take one or more of the following actions with respect to all or some outstanding Awards:
(a)
Provide that all (or some) outstanding Options and Share Appreciation Rights that are not exercisable immediately prior to the effective time of the Change in Control shall (i) become fully or partially exercisable as of the effective time of the Change in Control or thereafter with respect to any time-based vesting conditions or restrictions; and/or (ii) all outstanding Options and Share Appreciation Rights that are not exercisable immediately prior to the effective time of the Change in Control shall become exercisable as of the effective time of the Change in Control or thereafter with respect to any Performance Goals (A) at target levels, (B) based on actual performance achieved as of the Change in Control or thereafter, or (C) at the greater or lesser of target levels or actual performance achieved as of the Change in Control or thereafter, and, in the case of clauses (A), (B), and (C), either (x) based on the full Performance Cycle or (y) pro-rata based on the time that has elapsed in the applicable Performance Cycle as of the date of the Change in Control or thereafter;

(b)
Provide that all (or some) outstanding Awards (other than Options and Share Appreciation Rights) shall (i) become fully or partially vested and nonforfeitable with respect to any time-based vesting conditions or restrictions; and/or (ii) become vested and nonforfeitable with respect to any Performance Goals (A) at target levels, (B) based on actual performance achieved as of the Change in Control or thereafter, or (C) at the greater or lesser of target levels or actual performance achieved as of the Change in Control or thereafter, and, in the case of clauses (A), (B), and (C), either (x) based on the full Performance Cycle or (y) pro-rata based on the time that has elapsed in the applicable Performance Cycle as of the date of the Change in Control or thereafter;

(c)
Make or provide for a cash payment to the Optionee holding an Option or Share Appreciation Right, in exchange for the cancellation thereof, in an amount equal to the difference, if any, between (A) the consideration received by the shareholders of the Company in connection with the Change in Control multiplied by the number of Shares subject to such Option or Share Appreciation Right (to the extent then exercisable (after taking into account any acceleration under this Section 15 or the applicable Award Agreement)) and (B) the aggregate Exercise Price for the Shares that would be issued pursuant to the exercise of such Option or Share Appreciation Right;

(d)
Permit the Optionee, within a specified period of time prior to the consummation of the Change in Control, as determined by the Committee, to exercise such Option or Share Appreciation Right as of, and subject to, the consummation of such Change in Control (to the extent such Option or Share Appreciation Right would be exercisable as of the consummation of such Change in Control (after taking into account any acceleration under this Section 15 or the applicable Award Agreement));

(e)	Provide for the assumption or continuation of an outstanding Award by the successor entity;
(f)
Provide for the substitution of outstanding Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the applicable Exercise Price; or

(g)
Make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control, provided that the Committee determines that such adjustments do not have a material and adverse economic impact on the Participant as determined at the time of the adjustments.

15.5. Any adjustment made pursuant to this Section 15 applicable to Qualified Performance-Based Awards shall be consistent with the requirements of Section 162(m) of the Code (unless the Committee determines that such Qualified Performance-Based Award shall not longer be qualified performance-based compensation for purposes of Section 162(m) of the Code).
15.6. The judgment of the Committee with respect to any matter referred to in this Section 15 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.
16.	MISCELLANEOUS
16.1. No Rights to Employment or Other Service. Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company and/or its Subsidiaries or interfere in any way with the right of the Company and/or its Subsidiaries and its shareholders to terminate the individual's employment or other service at any time.
16.2. Right of First Refusal; Right of Repurchase. At the time of grant, the Committee may provide in connection with any grant made under the Plan that Shares received hereunder shall be subject to a right of first refusal pursuant to which the Company shall be entitled to purchase such Shares in the event of a prospective sale of the Shares, subject to such terms and conditions as the Committee may specify at the time of grant or (if permitted by the Award Agreement) thereafter, and to a right of repurchase, pursuant to which the Company shall be entitled to purchase such Shares at a price determined by, or under a formula set by, the Committee at the time of grant or (if permitted by the Award Agreement) thereafter.
16.3. No Fiduciary Relationship. Nothing contained in the Plan (including without limitation Sections 8.5(c) and 9.4), and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company and/or its Subsidiaries, or their officers or the Committee, on the one hand, and the Participant, the Company, its Subsidiaries, or any other person or entity, on the other. No Participant or any Eligible Person shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates, nor the Committee is obligated to treat Participants or Eligible Persons uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Person who receive, or are eligible to receive, Awards (whether or not such Eligible Persons are similarly situated).
16.4. No Fund Created. Any and all payments hereunder to any Participant under the Plan shall be made from the general funds of the Company (or, if applicable, a Subsidiary), no special or separate fund shall be established or other segregation of assets made to assure such payments, and the Restricted Share Units and any other similar devices issued hereunder to account for Plan obligations do not constitute Common Shares and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future and, to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company. (If any affiliate of the Company is or is made responsible with respect to any Awards, the foregoing sentence shall apply with respect to such affiliate.) Without limiting the foregoing, Restricted Share Units and any other similar devices issued hereunder to account for Plan obligations are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan, and each Grantee's right in the Restricted Share Units and any such other devices is limited to the right to receive payment, if any, as may herein be provided.
16.5. Notices. All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or its designee by electronic mail or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally by electronic mail, sent by facsimile transmission, or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 16.5.
16.6. Exculpation and Indemnification. No member of the Board or the Committee shall be liable for any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan, including any exercise of discretion, except to the extent required by law.  The Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities, and obligations under the Plan, to the maximum extent permitted by law.
16.7. Captions. The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.
16.8. Governing Law. THE PLAN AND ALL AWARD AGREEMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.
16.9. Section 409A.
(a)
Awards granted under the Plan are intended to be exempt from Section 409A. To the extent that the Plan or any Award is not exempt from the requirements of Section 409A, the Plan or such Award is intended to comply with the requirements of Section 409A and shall be limited, construed, and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

(b)
Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant's Disability or Termination of Service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability, or Termination of Service meet the description or definition of "change in control event", "disability," or "separation from service," as applicable, in Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability, or Termination of Service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability, or Termination of Service, as applicable.

(c)
If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Committee shall determine which Awards or portions thereof will be subject to such exemptions.

(d)
Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant's Termination of Service during a period in which the Participant is a Specified Employee, then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j) (4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant's Termination of Service will be accumulated through and paid or provided on the first day of the seventh month following the Participant's Termination of Service (or, if the Participant dies during such period, within 30 days after the Participant's death); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of such delay period.

(e)
If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant's right to the "series of installment payments" (as described in Treas. Reg. Section 1.409A-2(b)(2)(iii)) shall be treated as a right to a series of separate payments and not to a single payment.

16.10. Severability.  If any provision of this Plan is held to be illegal or invalid for any reason, that illegality or invalidity shall not affect the remaining portions of this Plan, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan. Such an illegal or invalid provision shall be replaced by a revised provision that most nearly comports to the substance of the illegal or invalid provision. If any of the terms or provisions of this Plan or any Award Agreement conflict with the requirements of all applicable laws and regulations, those conflicting terms or provisions shall be deemed inoperative to the extent they conflict with any applicable laws or regulations.
16.11. Transferability.  Each Award granted under the Plan shall be nontransferable by the Grantee except by will or the laws of descent and distribution of the State wherein the Grantee or Optionee is domiciled at the time of his death; provided, however, that the Committee may permit other transfers, where the Committee concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, and (ii) is otherwise appropriate and desirable.
16.12. Trading Restrictions.  All Shares issuable under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules, and regulations and the rules of any national securities exchange or automated quotation system on which the Common Shares are listed, quoted, or traded. The Committee may place legends on any Share certificate or issue instructions to the transfer agent to reference restrictions applicable to the Shares.
16.13. Clawback.  Notwithstanding any provisions in this Plan or any Award Agreement to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or (ii) any policy that may be adopted by the Company, amounts paid or payable pursuant to this Plan or any Award Agreement shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture of Awards and/or repayment of amounts paid or payable pursuant to this Plan or any Award Agreement.
16.14. Other Benefits.  No payment or benefit under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or benefit plan of the Company or its Subsidiaries or other affiliates unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
16.15. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to assume, continue, or substitute awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to a Subsidiary or affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary or affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.